Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos.333-218608, 333-219195 and 333-236543) and on Form S-8 (Nos. 333-172563, 333-194881, and 333-220813) of Seneca Biopharma, Inc. (fka Neuralstem, Inc.) of our report dated March 22, 2021, with respect to the consolidated balance sheets of Seneca Biopharma, Inc. as of December 31, 2020 and 2019 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, which report appears in Seneca Biopharma, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

March 22, 2021